EXHIBIT 16.1

January 30, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Stealth MediaLabs, Inc. File Reference No. 000-26439

Dear Sir or Madam:

        We have read the statements that we understand Stealth MediaLabs, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of independent accountants. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/ Davidson & Company
Davidson & Company